UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): July 21, 2021

SIGMATRON INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23248	36-3918470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2201 Landmeier Road, Elk Grove Village, Illinois 60007
(Address of Principal Executive Offices) (Zip Code)

(847) 956-8000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 par value per share	SGMA	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2021, SigmaTron International, Inc. (the “Company”), Remy Pom, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), Wagz, Inc. (“Wagz”), and Terry B. Anderton, solely in his capacity as Wagz shareholders’ representative, entered into an Agreement and Plan of Merger (the “Agreement”), pursuant to which, subject to the terms and conditions therein, Merger Sub will be merged with and into Wagz, resulting in Wagz being the surviving corporation and a wholly-owned subsidiary of the Company (such surviving corporation, the “Surviving Corporation”, and such transaction, the “Merger”).

Wagz is a privately held company in the pet technology business. The Company has previously filed a Current Report on Form 8-K reporting on, and attaching, the Company’s press release dated June 4, 2020, which announced a Letter of Intent among the same parties relating to the Merger, and contained further information about Wagz and the reasons the Company contemplated a business combination with Wagz.

The Agreement sets forth a closing date of (a) September 30, 2021, or a date mutually agreed upon in writing by the parties, or (b) on the second business day following the satisfaction or waiver of all closing conditions contained in the Agreement.

After the closing of the Merger (the “Closing”), all of the assets, property and rights of Wagz will vest in the Surviving Corporation, which shall also assume all the debts, liabilities and duties of Wagz. For U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code (the “Code”), and that the Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Wagz is an existing customer of the Company. The Company and Wagz have worked together to develop and produce a portion of Wagz’s product portfolio since 2018. In addition, as of April 30, 2021, Wagz was indebted to the Company in an aggregate principal amount of $7,199,100 under the terms of the Convertible Secured Promissory Note dated May 29, 2020, the Convertible Secured Promissory Note dated January 27, 2021, and the Convertible Secured Promissory Note dated April 30, 2021 (as amended, renewed or otherwise modified, collectively, the “Convertible Debt”) and the Secured Promissory Note, dated April 30, 2021. The Company currently is Wagz’s principal source of working capital to finance operations. The Company’s primary secured lender has limited the Company’s advances to Wagz that are made since January 29, 2021 to $5,000,000, of which $1,475,000 is included in the $7,199,100. Pursuant to the terms of the Agreement, the Company will convert the Convertible Debt, plus all additional convertible debt extended after April 30, 2021, into shares of common stock in Wagz immediately prior to the consummation of the Merger.

Subject to the terms and conditions set forth in the Agreement, the Company expects to issue 2,443,870 shares of common stock of the Company to the stockholders of Wagz. As a result, based on Convertible Debt as of April 30, 2021, the stockholders of Wagz are expected to hold in aggregate up to approximately 28% of the Company’s common stock after Closing. The Closing is subject to achievement of certain milestones and satisfaction of terms and conditions by both parties prior to Closing, including, among other things, the Company having determined that the Wagz Freedom Smart Dog Collar™ meets certain technological standards, performance criteria and regulatory requirements, and the approval by the stockholders of both the Company and Wagz.

In addition to these terms and conditions, the Agreement contains a number of other terms and conditions as requirements for the Closing, many of which are typical for similar business combinations between a public company and a private company. Following the Closing, the parties have agreed that Mr. Terry B. Anderton shall remain the Chief Executive Officer of the Surviving Corporation.

The description of the Agreement provided herein is qualified by reference to the Agreement, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 8.01. Other Events.

On July 21, 2021, the Company issued a press release announcing the entry into the Agreement described above in Item 1.01 of this 8-K. A copy of the press release is filed as Exhibit 99.1 to this 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Agreement and Plan of Merger, dated July 19, 2021, by and among SigmaTron International, Inc., Remy Pom, Inc., Wagz, Inc., and Terry B. Anderton.*
Exhibit 99.1	SigmaTron International, Inc. press release, dated July 21, 2021, announcing the entry into the Agreement.
*	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted exhibit or schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMATRON INTERNATIONAL, INC.

Date: July 21, 2021	By:	/s/ Gary R. Fairhead
Gary R. Fairhead
President and Chief Executive Officer